Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 333-130283) pertaining to the CIBC World Markets Incentive Savings Plan for United States Employees and (ii) the Registration Statement (Form S-8 No. 333-218913) pertaining to the CIBC Retirement Savings Plan for U.S. Employees of our report dated June 28, 2021, with respect to the financial statements and schedule of the CIBC World Markets Incentive Savings Plan for United States Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

New York, New York
June 28, 2021

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